WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


N-SAR FILING 12/31/99
PROTECTIVE INVESTMENT COMPANY

770)  Transactions effected pursuant to Rule 10f-3

								NUMBER OF
FUND NAME		DATE		TRANSACTION		SHARES		COMPANY
Growth & Income Fund	2/4/99		Purchase		70,100		Delphi Automotive
Capital Growth Fund	3/30/99		Purchase		34,400		Pepsi Co. Bottling Group
Capital Growth Fund	3/31/99		Purchase	    	   300		Pepsi Co. Bottling Group
Capital Growth Fund	3/31/99		Sell			34,700		Pepsi Co. Bottling Group





